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Thomas Weidemeyer Elected to Goodyear Board

AKRON, Ohio, Dec. 9, 2004 – Thomas H. Weidemeyer, formerly senior vice president and chief operating officer of United Parcel Service and president of UPS Airlines, has been elected to the Board of Directors of The Goodyear Tire & Rubber Company.

“In his 32 years with UPS, Tom distinguished himself in the transportation service and package delivery industries,” said Goodyear Chairman and Chief Executive Officer Robert J. Keegan. “We are confident that he will make significant contributions to our board.”

Weidemeyer’s UPS career has included a broad range of experiences both in the United States and abroad. Since 1990, Weidemeyer led a dramatic growth of UPS Airlines to the status of the 11th largest airline in the world. He was also instrumental in expanding the presence of the world’s largest package-delivery firm in Latin America and in the acquisition of Challenge Air Cargo.

Starting with UPS in 1972, Weidemeyer held various assignments of increasing responsibility including as manager of the Latin American region before being named vice president of UPS Airlines in 1990. He was named Senior Vice President for UPS in 1994 and along with his UPS Airlines responsibility, was also responsible for transportation operations and labor relations. In the year 2001, Weidemeyer assumed the additional responsibility of chief operating officer for the corporation.

Weidemeyer, 57, is a graduate of Colgate University where he received a Bachelor of Arts degree in 1969. He also received a Juris Doctorate from the University of North Carolina in 1972. He was a member of UPS board of directors until his retirement in December 2003, and currently serves on the board of NRG Energy Inc., a leading independent power producer headquartered in Princeton, N.J.

The election of Weidemeyer brings the size of Goodyear’s board to 11 members, 10 of whom are independent.

Goodyear is the world’s largest tire company. Headquartered in Akron, Ohio, the company manufactures tires, engineered rubber products and chemicals in more than 85 facilities in

28 countries. It has marketing operations in almost every country around the world. Goodyear employs about 85,000 people worldwide.

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